EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for October, November and December 2018

MCLEAN, Va., Oct. 09, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for October, November and December 2018.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of October, November and December 2018, payable per the table below. The Company has paid 180 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
October 19	October 31	$0.07
November 20	November 30	$0.07
December 20	December 31	$0.07
	Total for the Quarter:	$0.21

Term Preferred Stock: $0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock (“Term Preferred Stock”) for each of October, November and December 2018, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADN.”

Record Date	Payment Date	Cash Distribution
October 19	October 31	$0.125
November 20	November 30	$0.125
December 20	December 31	$0.125
	Total for the Quarter:	$0.375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, 703-287-5893